Filed Pursuant to Rule 433 Dated July 14, 2020 Registration Statement No. 333-233255 CMCT Series D Preferred Stock CIM Commercial Trust Offering Overview FOR FEE-BASED ACCOUNTS www.cimgroup.com/cim-commercial CMCT Series D Preferred Stock Investment Features » Publicly registered offering of Preferred Stock of CMCT— Series D Preferred Stock an existing publicly traded REIT with Common Stock Offering Size Up to $785 million traded on NASDAQ (CMCT) » Commissions, fees and expenses related to the preferred Offering Price $24.50 per share offering paid by CMCT, not the preferred shareholder Stated Value $25.00 per share » Eligible for taxable or qualified accounts and fee-based programs Minimum Initial $5,000 Investment CMCT Investment Strategy » During year 1 for 90% of stated value1 » Existing cash-flowing portfolio of Class A and creative 1 office assets in both thriving and improving metropolitan » During year 2 for 90% of stated value areas. Preferred Stock » During year 3 for 92% of stated value Liquidity2 » Aims to acquire assets in high barrier-to-entry » During year 4 for 95% of stated value sub-markets where CIM has historically achieved » During year 5 for 97% of stated value above average rent growth » After year 5 for 100% of stated value 5 3 Operator of CMCT: CIM Group Preferred Stock » Current Yield of 5.8%, payable monthly » $28.8 billion in assets owned and operated6 Return/Dividend » Annualized Yield to Maturity of 6.1%4 » Community-focused real estate and infrastructure owner, operator, developer and lender » Vertically-integrated platform includes research, acquisition, investment, credit analysis, development, finance, leasing, property management and distribution capabilities » Multiple markets, asset classes and strategies » Global institutional partners and co-investors 1) During this period, CMCT in its discretion, may reduce to 87%. See prospectus for more information. 2) CMCT may redeem in cash or in CMCT’s option and sole discretion, in equal value through the issuance of shares of CMCT Common Stock, based on the volume weighted average price of CMCT’s common stock for the 20 trading days prior to the redemption. 3) Dividends are not guaranteed and may be decreased or suspended altogether at CMCT’s discretion. 4) Yield to maturity assumesNOT A DEPOSIT that shares | NOT of Series FDIC DINSURED Preferred | StockNOT GUARANTEEDwill be held for fiveBY ANY years. BANK | MAY LOSE VALUE | NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 | 866.341.2653 | www.cimgroup.com Securities Distributed By Affi liate Broker/Dealer: CCO Capital, LLC, Member FINRA/SIPC | ©2020 CCO Group

Free Writing Prospectus reflecting the judgment of CMCT’s management and involve a number of Filed pursuant to Rule 433 | July 2020 | Reg. No. 333-233255 risks and uncertainties that could cause actual results to differ materially CIM Commercial Trust Corporation (the “Company”) has filed a registration from those suggested by the forward-looking statements. These risks statement (including a prospectus) with the Securities and Exchange and uncertainties include those associated with (i) the scope, severity and Commission (the “SEC”) for the offerings to which this communication relates. duration of the current pandemic of the novel coronavirus, or COVID-19, and actions taken to contain the pandemic or mitigate its impact, (ii) the potential Before you invest, you should read the prospectus and other documents the adverse effect of the COVID-19 pandemic on the financial condition, results of Company has filed with the SEC for more complete information about the operations, cash flows and performance of CMCT and its tenants and business Company and the offerings. You may get these documents for free by visiting partners, the real estate market and the global economy and financial the Company’s website at shareholders.cimcommercial.com. Alternatively, you markets, (iii) the timing, form, and operational effects of CMCT’s development may request to receive a prospectus by calling toll-free at 1-866-341-2653. You activities, (iv) the ability of CMCT to raise in place rents to existing market may also access the prospectus for free on the SEC website at www.sec.gov. rents, (v) fluctuations in market rents, including as a result of COVID-19, and (vi) general economic, market and other conditions. The forward-looking Important Disclosures statements included herein are based on current expectations and there can An investment in the securities described herein involves risks and other be no assurance that these expectations will be attained. Assumptions relating considerations, including the ones described below. Before you invest, you to the foregoing involve judgments with respect to, among other things, future should read the prospectus and other documents that CIM Commercial Trust economic, competitive and market conditions and future business decisions, Corporation (“CMCT” or “CIM Commercial Trust”) filed with the Sec urities and all of which are difficult or impossible to predict accurately and many of which Exchange Commission (“SEC”) for more complete information about CMCT are beyond our control. Although we believe that the assumptions underlying and the risks and other considerations relating to the securities described the forward-looking statements are reasonable, any of the assumptions could herein. Any terms of securities described herein represent a general overview be inaccurate and, therefore, there can be no assurance that any forward- of certain selected terms and are qualified in their entirety by reference to the looking statements included in this release will prove to be accurate. In light prospectus and other documents that CIM Commercial Trust filed with the SEC. of the significant uncertainties inherent in the forward-looking statements » There is no public market for CMCT’s Preferred Stock and CMCT does not included herein, the inclusion of such information should not be regarded as expect one to develop. a representation by us or any other person that our objectives and plans will » CMCT’s Preferred Stock is subordinate to all of CMCT’s existing and be achieved. For a further list and description of the risks and uncertainties future debt and liabilities and those of CMCT’s subsidiaries. The terms of inherent in forward-looking statements, see CMCT’s Annual Report on Form CMCT’s Preferred Stock do not contain any financial covenants and do not 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on restrict how CMCT can use the proceeds of the offering. CMCT’s future Form 10-Q for the quarter ended March 31, 2020. Forward-looking statements debt may include restrictions on our ability to pay dividends to preferred are not guarantees of performance or results and speak only as of the date stockholders or make redemptions in the event of a default under the debt such statements are made. CMCT undertakes no obligation to publicly update facilities or under other circumstances. or release any revisions to its forward-looking statements, whether to reflect » Shares of CMCT’s Preferred Stock may generally be redeemed for shares of new information, future events, changes in assumptions or circumstances or Common Stock, which ranks junior to CMCT’s Preferred Stock with respect otherwise, except as required by law. to dividends and upon liquidation. As you read and consider the information herein, you are cautioned to not » From and after the fifth anniversary of the date of original issuance of place undue reliance on these forward-looking statements. These statements any shares of CMCT’s Preferred Stock, CMCT has the right (but not the are not guarantees of performance or results and speak only as of the obligation) to redeem such shares at 100% of CMCT’s Preferred Stock date hereof. These forward-looking statements involve risks, uncertainties Stated Value, initially $25 per share, plus any accrued but unpaid dividends, and assumptions. In light of these risks and uncertainties, there can be no without your consent. assurance that the results and events contemplated by the forward-looking » The cash distributions holders of CMCT’s Preferred Stock receive may be statements contained herein will in fact transpire. New factors emerge from less frequent or lower in amount than described herein. time to time, and it is not possible for CIM Commercial Trust to predict all » Holders of CMCT’s Preferred Stock will be subject to inflation risk and the of them. Nor can CIM Commercial Trust assess the impact of each such risk that interest rates may increase. factor or the extent to which any factor, or combination of factors may cause » CMCT’s operating performance is subject to risks associated with the real results to differ materially from those contained in any forward-looking estate industry. A significant portion of CMCT’s properties, by aggregate statement. CIM Commercial Trust undertakes no obligation to publicly update net operating income and square feet, are located in California. CMCT is or release any revisions to these forward-looking statements to reflect dependent on the California real estate market and economies, and is events or circumstances after the date hereof or to reflect the occurrence of therefore susceptible to risks of events in that market that could adversely unanticipated events, except as required by law. affect its business. Notes The information set forth herein contains “forward-looking statements” within 5) While CIM Group is the operator of CMCT, the Preferred Stock is issued the meaning of the Private Securities Litigation Reform Act of 1995, including, by CMCT and do not represent a stake in CIM Group. 6) Data as of 3/31/20. among others, statements about investment strategy, the return of other Assets Owned and Operated (AOO) represents the aggregate assets owned investment opportunities, the belief that CMCT will benefit from CIM Group’s and operated by CIM on behalf of partners (including where CIM contributes expertise and deal-sourcing capabilities, the composition of the underlying alongside for its own account) and co-investors, whether or not CIM has portfolio and the target capital structure of CMCT. Such forward-looking discretion, in each case without duplication. statements are based on particular assumptions that management of CMCT has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. Forward-looking statements are necessarily estimates THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES DESCRIBED HEREIN. NOT A DEPOSITAN | OFFERING NOT FDIC IS INSURED MADE ONLY | NOT BY GUARANTEED THE PROSPECTUS. BY ANY THIS BANK MATERIAL | MAY MUST LOSE BE VALUE PRECEDED | NOT ORINSURED ACCOMPANIED BY ANY FEDERAL BY A PROSPECTUS. GOVERNMENT AGENCY 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 | 866.341.2653 | www.cimgroup.com Securities Distributed By Affi liate Broker/Dealer: CCO Capital, LLC, Member FINRA/SIPC | ©2020 CCO Group CMCT-FS-RIA (1/20)